Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘Experts’ and to the use of our report dated December 20, 2016, with respect to the balance sheet of Alignvest Acquisition Corporation as at April 30, 2016, and the statements of operations, changes in stockholders’ equity and cash flows for the period from inception on May 11, 2015 to April 30, 2016, incorporated by reference in this Registration Statement on Form F-10 and the related preliminary short form base shelf prospectus for the offering of common shares, subscription receipts, units, warrants, and share purchase contracts of Trilogy International Partners Inc.

/s/Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
July 24, 2017	Licensed Public Accountants